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Exhibit 99 to Form 8-K
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FOR IMMEDIATE RELEASE:                                                     NEWS
November 19, 1999                                                    Nasdaq-ACTT


              ACT TELECONFERENCING ADOPTS SHAREHOLDER RIGHTS PLAN

DENVER, Colorado - ACT Teleconferencing, Inc. (Nasdaq-ACTT), a full-service global provider of audio, video, data and Internet conferencing products and services, today announced its Board of Directors has adopted a Shareholder Rights Plan.

The Rights Plan is designed to increase the likelihood that all shareholders will realize the long-term value of their investment, and that all shareholders will receive fair and equal treatment in the event of a proposed takeover of the Company. To date such plans have been adopted by more than 2,000 publicly held corporations in the U.S., including the majority of Fortune 500 companies. The Rights Plan was not adopted in response to any current takeover approaches or similar developments.

Gerald D. Van Eeckhout, Chairman of ACT, said, "With the adoption of this plan, we have taken what we believe is a prudent step to protect our shareholders in the event an unsolicited or poorly financed attempt is made to acquire the company for less than its full value and to encourage a potential acquirer to negotiate with the Board prior to attempting a takeover."

Under the terms of the ACT plan, the Board of Directors has declared a dividend distribution of one preferred share purchase rights on each outstanding share of ACT's common stock held by shareholders of record as of the close of business on Dec. 10, 1999. The right dividend distribution is not taxable to the Company's shareholders. The rights will expire on Dec. 10, 2009.

Each right will entitle ACT shareholders to buy one one-hundredth of a share of a newly created series of preferred stock at an exercise price of $80 (subject to adjustment). The rights will generally become exercisable after any person or group acquires beneficial ownership of 20% or more of ACT's common stock or announces a tender or exchange offer that would result in that person or group beneficially owning 20% or more of ACT's common stock. If any person or group becomes an owner of 20% or more of ACT's common stock, each right generally will entitle its holder (other than the 20% shareholder or group and related persons) to purchase, at the right's exercise price, shares of ACT common stock having a value of twice the right's exercise price.

The plan specifies that if ACT is acquired in a merger or other business combination transaction, or sells 50% or more of its assets or earnings power, each right will generally entitle its holder to purchase, at the right's exercise price, common shares of the acquiring company having a market value of twice the right's exercise price.
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In certain circumstances, ACT may exchange the rights for shares of its common stock, delay or temporarily suspend the exercisablity of the rights, or reduce the stock-ownership threshold of 20% to not less than 10%. At the option of the Board of Directors, ACT may redeem the rights at $.001 per right (subject to adjustment) at any time before a person or group becomes the beneficial owner of at least 20% of ACT's common stock.

Further details of the Shareholder Rights Plan will be outlined in a letter to be mailed to all ACT shareholders of record as of Dec. 10, 1999. Shareholders do not need to take any action to receive the rights. Certificates representing the rights will not be issued at this time and the rights will trade with, and will not be detachable from, the Company's common stock until the rights become exercisable.

Established in 1990, ACT Teleconferencing, Inc. has become the leading independent global provider of fully attended audio, video, data and Internet conferencing products and services in the rapidly growing billion-dollar-plus teleconferencing industry. The Company's operations have grown from the original single location in Denver to 11 operations centers and 14 sales offices in 9 countries, serving multinational corporations around the world. ACT's headquarters are located in Denver with sales and operations centers in New York, New Jersey, Dallas, Denver, Toronto, Ottawa, London, Paris, Brussels, Amsterdam, Frankfurt, Hong Kong, Sydney and Adelaide, Australia. The Company's Internet address is http://www.acttel.com.
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                                   CONTACTS:

ACT Teleconferencing, Inc.                       Pfeiffer Public Relations, Inc.
Gavin Thomson, Chief Financial Officer           KC Ingraham or Jay Pfeiffer
Ph: 303/235-9000                                 Ph: 303/393-7044